SHARE

EXCHANGE AGREEMENT

by and among

HYB Holding Corp.

a Utah corporation

and

Medi-Scan, Inc.

a Florida corporation

and

the Shareholders of

Medi-Scan, Inc.

Dated as of November 12, 2020

SHARE EXCHANGE AGREEMENT

 THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 12th day of November, 2020, by and among HYB Holding Corp., a Utah corporation (“HYB Holding”), Medi-Scan, Inc., a Florida corporation (“Medi-Scan”), and the shareholders of Medi-Scan (the “Medi-Scan  Shareholders”), upon the following premises:

Premises

        WHEREAS, HYB Holding is a Utah corporation whose common stock is registered under the Securities and Exchange Act of 1934, as amended;

        WHEREAS, HYB Holding agrees to acquire 100% of the issued and outstanding shares of Medi-Scan from the Medi-Scan Shareholders in exchange for certain shares of HYB Holding (the “Exchange”) and the Medi-Scan Shareholders agree to exchange their shares of Medi-Scan on the terms described herein. On the Closing Date (as defined in Section 4.02), Medi-Scan will become a wholly-owned subsidiary of HYB Holding;

        WHEREAS, the boards of directors of HYB Holding and Medi-Scan have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

        NOW THEREFORE, it is agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MEDI-SCAN

As an inducement to, and to obtain the reliance of HYB Holding, Medi-Scan represents and warrants as of the date hereof and as of the Closing Date, as defined below, as follows:

Section 1.01 Incorporation.  Medi-Scan is a company duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Medi-Scan has delivered to HYB Holding complete and correct copies of the articles of incorporation and bylaws of Medi-Scan as in effect on the date hereof.  Medi-Scan has taken all actions required by law, its articles of incorporation and its bylaws, or otherwise to authorize the execution and delivery of this Agreement.

Section 1.02 Authorized Shares.  The number of shares which Medi-Scan is authorized to issue consists of 10,000 shares of common stock.  There are 10,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries.  Medi-Scan does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation

Section 1.04 Financial Statements.

(a) Medi-Scan has delivered to HYB Holding (i) the audited balance sheets of Medi-Scan LLC (its predecessor) as of December 31, 2019 and 2018 and the related audited statements of operations, changes in members’ equity and cash flows, together with the notes to such statements and the opinion of Prager Metis CPAs, LLC, independent certified public accountants, and (ii) the unaudited financial statements of Medi-Scan LLC for the six-month periods ended June 30, 2020 and 2019. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

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(c) Medi-Scan has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Medi-Scan has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d) The books and records, financial and otherwise, of Medi-Scan are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(e) All of Medi-Scan’s assets are reflected on its financial statements, and, except as set forth in the financial statements of Medi-Scan or the notes thereto, Medi-Scan has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05  Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Medi-Scan.

Section 1.06 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Medi-Scan after reasonable investigation, threatened by or against Medi-Scan or affecting Medi-Scan or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Medi-Scan does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.07 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Medi-Scan is a party or to which any of its assets, properties or operations are subject.

Section 1.08 Compliance With Laws and Regulation.  To the best of its knowledge, Medi-Scan has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Medi-Scan or except to the extent that noncompliance would not result in the occurrence of any material liability for Medi-Scan.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.09 Valid Obligation.  This Agreement and all agreements and other documents executed by Medi-Scan in connection herewith constitute the valid and binding obligation of Medi-Scan, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF HYB HOLDING

As an inducement to, and to obtain the reliance of Medi-Scan and the Medi-Scan Shareholders, HYB Holding represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.  HYB Holding is a corporation duly incorporated, validly existing, and in good standing under the laws of Utah and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  HYB Holding has delivered to the Medi-Scan Shareholders complete and correct copies of the articles of incorporation and bylaws of HYB Holding (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of HYB Holding’s Articles.  HYB Holding has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and HYB Holding has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.

(a) HYB Holding’s authorized capitalization consists of 202,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 9,701,269 shares are issued and outstanding, 156,837 shares of Series A Preferred Stock, par value $0.001 per share ("Series A Preferred Stock") of which no shares are issued or outstanding, and 1,843,163 shares of undesignated preferred stock .  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, (i) no shares of HYB Holding’s capital stock were reserved for issuance upon the exercise of outstanding options or warrants to purchase such shares; and (ii) no shares of HYB Holding's capital stock were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities.  All outstanding shares of HYB Holding Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable contracts.

(b) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HYB Holding is a party or by which it is bound obligating HYB Holding to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of HYB Holding or obligating HYB Holding to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue HYB Holding common shares or preferred stock except as set forth in this Agreement. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which HYB Holding is a party or by which it is bound with respect to any equity security of any class of HYB Holding, and there are no agreements to which HYB Holding is a party, or which HYB Holding has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03 Subsidiaries and Predecessor Corporations.  HYB Holding does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) There is available on EDGAR copies of each report, registration statement and definitive proxy statement filed by HYB Holding with the SEC since HYB Holding registered with the SEC in March 2020 (the “HYB Holding SEC Reports”). As of their respective dates, the HYB Holding SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HYB Holding SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in the HYB Holding SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of HYB Holding at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments.

(c) HYB Holding has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(d) HYB Holding has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(e) The books and records, financial and otherwise, of HYB Holding are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(f) All of HYB Holding’s assets are reflected on its financial statements, and, except as set forth in the financial statements of HYB Holding or the notes thereto, HYB Holding has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against HYB Holding or affecting HYB Holding or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 2.06 Contracts.  HYB Holding is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, other than its contract with Standard Registrar and Transfer Company.

Section 2.07 Approval of Agreement.  The Board of Directors of HYB Holding has authorized the execution and delivery of this Agreement by HYB Holding and has approved this Agreement and the transactions contemplated hereby.

Section 2.08 Exchange Act Compliance.  HYB Holding is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and HYB Holding is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on HYB Holding.

Section 2.09 Title to Property.  HYB Holding does not own or lease any real property or personal property.  There are no options or other contracts under which HYB Holding has a right or obligation to acquire or lease any interest in real property or personal property.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE MEDI-SCAN SHAREHOLDERS

The Medi-Scan Shareholders hereby represent and warrant, jointly and severally, to HYB Holding as follows.

Section 3.01 Good Title.  Each of the Medi-Scan Shareholders is the record and beneficial owner, and has good title to his Medi-Scan common shares, with the right and authority to sell and deliver such Medi-Scan common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of HYB Holding as the new owner of such Medi-Scan common shares in the share register of Medi-Scan, HYB Holding will receive good title to such Medi-Scan common shares, free and clear of all liens.

Section 3.02 Power and Authority.  Each of the Medi-Scan Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Medi-Scan Shareholders, enforceable against the Medi-Scan Shareholders in accordance with the terms hereof.

Section 3.03 No Conflicts.  The execution and delivery of this Agreement by the Medi-Scan Shareholders and the performance by the Medi-Scan Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Medi-Scan Shareholders and (c) will not violate or breach any contractual obligation to which the Medi-Scan Shareholders are a party.

Section 3.04 Finder’s Fee.  Each of the Medi-Scan Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05 Acquisition of Exchange Shares for Investment.

(a) Each Medi-Scan Shareholder is acquiring the Exchange Shares for investment for such Medi-Scan Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Medi-Scan Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Medi-Scan Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Each Medi-Scan Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in HYB Holding and its securities.

(c) Each certificate representing the Exchange Shares issued to a Medi-Scan Shareholder will be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR HYB HOLDING CORP. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO HYB HOLDING CORP. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

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(d)       Each Medi-Scan Shareholder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in HYB Holding and its securities, and, that all information required to be disclosed to such Medi-Scan Shareholder has been furnished to such Medi-Scan Shareholder. To the full satisfaction of each Medi-Scan Shareholder, it has been furnished all materials that it has requested relating to HYB Holding and the transfer of the Exchange Shares hereunder, and each Medi-Scan Shareholder has been afforded the opportunity to ask questions of HYB Holding’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Medi-Scan Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of HYB Holding set forth in this Agreement, on which each of the Medi-Scan Shareholders have relied in making an exchange of his shares Medi-Scan for the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01 The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Medi-Scan Shareholders shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Medi-Scan set forth on Table 1 attached hereto, constituting all of the shares of Medi-Scan held by such shareholder; the objective of such Exchange being the acquisition by HYB Holding of not less than 100% of the issued and outstanding shares of Medi-Scan.  In exchange for the transfer of such securities by the Medi-Scan Shareholders, HYB Holding shall issue to the Medi-Scan Shareholders a total of 156,837 shares of HYB Holding’s Series A Preferred Stock pursuant to Table 1 attached hereto, representing all of the authorized shares of Series A Preferred Stock and approximately 97.0% of the total voting power of HYB Holding (the “Exchange Shares”). At the Closing Date, each of the Medi-Scan Shareholders shall, on surrender of his certificate or certificates representing his Medi-Scan shares to HYB Holding or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Medi-Scan shall be held by HYB Holding. Upon consummation of the transaction contemplated herein, there shall be 9,701,269 HYB Holding common shares and 156,837 Series A Preferred Shares issued and outstanding.

Section 4.02 Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur on November 16, 2020 (the "Closing Date") upon the exchange of the shares of HYB Holding and Medi-Scan as described in Section 4.01 herein. Such Closing shall take place at the offices of Robert Brantl, Esq., counsel to HYB Holding, and be conditioned upon all of the conditions of the Offering being met.

Section 4.03  Delivery of Books and Records.  At the Closing, Medi-Scan shall deliver to HYB Holding the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Medi-Scan which are now in the possession of HYB Holding or its representatives.

Section 4.04 Closing Events.  At the Closing, HYB Holding, Medi-Scan and the Medi-Scan Shareholders shall execute, acknowledge, and deliver, any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

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Section 4.05 7% Exchangeable Notes. Medi-Scan is the obligor with respect to four 7% Exchangeable Promissory Notes in the aggregate principal amount of $375,000. HYB Holding hereby covenants that, as a condition to the Closing, on the Closing Date HYB will issue four 7% Convertible Debentures, in the form annexed to the Subscription Agreements for the 7% Exchangeable Notes, which shall each replace one of the 7% Exchangeable Notes and shall be in a principal amount equal to the principal of and accrued interest on the replaced Note, and HYB Holding shall deliver the Convertible Debentures to the Note-holders in exchange for the Exchangeable Notes.

ARTICLE V

MISCELLANEOUS

Section 5.01  Brokers.  HYB Holding and Medi-Scan agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  HYB Holding and Medi-Scan agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 5.02  Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Utah.

Section 5.03  Third Party Beneficiaries.  This contract is strictly among HYB Holding, Medi-Scan and the Medi-Scan Shareholders, and, except as specifically provided, no director, officer, stockholder (other than the Medi-Scan Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 5.04  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 5.05  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.06  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

HYB Holding Corp.

By:	/s/
Name: David Rubin
Title: CEO

Medi-Scan, Inc.

By:	/s/
Name: David Rubin
Title: CEO

Approved and Accepted by the MEDI-SCAN, INC. Shareholders:

CAI Family Trust	MAI Trust
By: /s/ Title: Trustee	By: /s/ Title: Trustee

Apple Tree Lane, LLC	Storm Funding LLC
By: /s/ Title: Manager	By: /s/ Title: Manager

Richard F. Parker & Charlotte B. Parker Revocable Living Trust
By: /s/ Title: Trustee

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Table 1:      Exchange of Shares

Medi-Scan Shareholder	Medi-Scan Shares	HYB Holding Series A Shares
CAI Family Trust	1,406.25	22,055
MAI Trust	1,406.25	22,055
Apple Tree Lane, LLC	2,812.50	44,111
Storm Funding LLC	2,500.00	39,209
Richard F. Parker & Charlotte B. Parker Revocable Living Trust	1,875.00	29,407

* * * * *

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